Exhibit 10.53

AMENDMENT NO. 2 REGARDING
RECIPROCAL COMPENSATION

          THIS AMENDMENT No. 2 (this “Amendment”) is made this 30th day of August 2001 (the “Effective Date”), by and between Verizon New England Inc., d/b/a Verizon New Hampshire, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic — New Hampshire a New York corporation with offices at 185 Franklin Street, Boston, MA 02110 (“Verizon”) and RNK, Inc, d/b/a RNK Telecom, a Massachusetts corporation with offices at 333 Elm Street, Dedham, MA 02026 (“RNK”). (Verizon and RNK may be hereinafter referred to, each individually, as a “Party” and, collectively, as the “Parties”). This Amendment covers services in State of New Hampshire (the “State”).

          WHEREAS, pursuant to adoption letters dated August 27, 2001 (the “Adoption Letters”), RNK adopted into the State of New Hampshire, certain terms of the interconnection agreements between Level 3 Communications, LLC and Verizon New England Inc., d/b/a Verizon New Hampshire, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic — New Hampshire and between Cox Communications, d/b/a Cox Rhode Island Telecomm H and Verizon New England Inc., d/b/a Verizon Rhode Island, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic — Rhode Island (collectively, the “Adoptions”); and

          WHEREAS, pursuant to paragraph 32 of the BA/GTE Merger Conditions, reciprocal compensation arrangements are not adoptable from one state jurisdiction to another state jurisdiction;

          WHEREAS, the Parties entered into Amendment No. 1 Regarding Unbundled Network Elements on August 30, 2001, to govern the provisioning of unbundled network elements in the State of New Hampshire (collectively the terms of the Adoptions and of Amendment No. 1 shall be referred to as the “Terms”);

          NOW, THEREFORE, in consideration of the mutual promises, provisions and covenants herein contained, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

          1. Amendment No.2 to the Terms: The Parties agree that the terms and conditions set forth in Attachment 1 and the rates in Appendix A, attached hereto and made a part of this Amendment, shall exclusively govern the Parties’ provisions of reciprocal compensation arrangements and that any rates, terms and/or conditions related to reciprocal compensation that are contained in the Terms shall have no application to this Amendment.

          2. Attached hereto as Appendix B is a glossary of terms for use only in connection with this Amendment (“Amendment Glossary”). When used in this Amendment (including its Attachment and Appendices), the terms listed in the Amendment Glossary shall have the meanings stated therein. The terms listed in the Amendment Glossary shall have no application to non-reciprocal compensation provisions contained in the Terms.

          3.Conflict between this Amendment No.2 and the Terms. This Amendment No.2 shall be deemed to revise the terms and provisions of the Terms to the extent necessary to give effect to the terms and provisions of this Amendment No.2. In the event of a conflict between the terms and provisions of this Amendment No.2 and the terms and provisions of the Terms, this Amendment No.2 shall govern, provided, however, that the fact that a term or provision appears in this Amendment No.2 but not in the Terms, or in the Terms but not in this Amendment No.2, shall not be interpreted as, or deemed grounds for finding, a conflict for purposes of this Section 2.

          4. Counterparts. This Amendment No.2 may be executed in one or more counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

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          5. Captions. The Parties acknowledge that the captions in this Amendment No.2 have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any term or provision of this Amendment No.2.

          6. Scope of Amendment No.2. This Amendment No.2 shall amend, modify and revise the Terms only to the extent set forth expressly in Section 1 of this Amendment No.2, and, except to the extent set forth in Section 1 of this Amendment No.2, the terms and provisions of the Terms shall remain in full force and effect after the date first set forth above.

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          IN WITNESS WHEREOF, the Parties have executed this Amendment No.2 as of the year and date first written above.

RNK, Inc,	VERIZON NEW ENGLAND INC.,
D/B/A RNK TELECOM	D/B/A VERIZON NEW HAMPSHIRE

By: /s/ Richard N. Koch	By: /s/ Jeffrey A. Masoner

Richard N. Koch	Jeffrey A. Masoner

President	Vice-President – Interconnection
Services Policy and Planning

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Attachment 1 —Reciprocal Compensation

     5.7 Reciprocal Compensation Arrangements — Section 251(b)(5)

          5.7.1 Reciprocal Compensation Traffic Interconnection Points

          5.7.1.1 Except as otherwise agreed by the Parties, the Interconnection Points (“IPs”) from which RNK will provide transport and termination of Reciprocal Compensation Traffic to its Customers (“RNK-IPs”) shall be as follows:

                    5.7.1.1.1 For each LATA in which RNK requests to interconnect with Verizon, except as otherwise agreed by the Parties, RNK shall establish a RNK-IP in each Verizon Local Calling Area (as defined below) where RNK chooses to assign telephone numbers to its Customers. RNK shall establish such RNK-IP consistent with the methods of interconnection and interconnection trunking architectures that it will use pursuant to Section 4 of the Terms and Section 5 of the Terms and this Agreement. For purposes of this Section 5.7.1.1.1, Verizon Local Calling Areas shall be as defined by Verizon and include a non-optional Extended Local Calling Scope Arrangement, but do not include an optional Extended Local Calling Scope Arrangement. If RNK fails to establish IPs in accordance with the preceding sentences of this Section 5.7.1.1.1, (a) Verizon may pursue available dispute resolution mechanisms; and, (b) RNK shall bill and Verizon shall pay the lesser of the negotiated intercarrier compensation rate or the End Office Reciprocal Compensation rate for the relevant traffic less Verizon’s transport rate, tandem switching rate (to the extent traffic is tandem switched), and other costs (to the extent that Verizon purchases such transport from RNK or a third party), from the originating Verizon End Office to the receiving RNK -IP.

                    5.7.1.1.2 At any time that RNK establishes a Collocation site at a Verizon End Office Wire Center in a LATA in which RNK is interconnected or requesting interconnection with Verizon, either Party may request in writing that such RNK Collocation site be established as the RNK -IP for traffic originated by Verizon Customers served by that End Office. Upon such request, the Parties shall negotiate in good faith mutually acceptable arrangements for the transition to such RNK-IP. If the Parties have not reached agreement on such arrangements within thirty (30) days, (a) either Party may pursue available dispute resolution mechanisms; and, (b) RNK shall bill and Verizon shall pay the lesser of the negotiated intercarrier compensation rate or the End Office Reciprocal Compensation rate for the relevant traffic less Verizon’s transport rate, tandem switching rate (to the extent traffic is tandem switched), and other costs (to the extent that Verizon purchases such transport from RNK or a third party), from the originating Verizon End Office to the receiving RNK-IP.

                    5.7.1.1.3 In any LATA where the Parties are already interconnected prior to the effective date of this Agreement, RNK may maintain existing CLEC-IPs, except that Verizon may request in writing to transition such RNK -IPs to the RNK -IPs described in subsections 5.7.1.1.1and 5.7.1.1.2, above. Upon such request, the Parties shall negotiate mutually satisfactory arrangements for the transition to CLEC-IPs that conform to subsections 5.7.1.1.1and 5.7.1.1.2 above. If the Parties have not reached agreement on such arrangements within thirty (30) days, (a) either Party may pursue available dispute resolution mechanisms; and, (b) RNK shall bill and Verizon shall pay only the lesser of the negotiated intercarrier compensation rate or the End Office reciprocal compensation rate for relevant traffic, less Verizon’s transport rate, tandem switching rate (to the extent traffic is tandem switched), and other costs (to the extent that Verizon purchases such transport from RNK or a third party), from Verizon’s originating End Office to the RNK-IP.

                    5.7.1.2 Except as otherwise agreed by the Parties, the Interconnection Points (“IPs”) from which Verizon will provide transport and termination of Reciprocal Compensation Traffic to its Customers (“Verizon-IPs”) shall be as follows:

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                    5.7.1.2.1 For Reciprocal Compensation Traffic delivered by RNK to the Verizon Tandem subtended by the terminating End Office serving the Verizon Customer, the Verizon-IP will be the Verizon Tandem switch.

                    5.7.1.2.2 For Reciprocal Compensation Traffic delivered by RNK to the Verizon terminating End Office serving the Verizon Customer, the Verizon-IP will be Verizon End Office switch.

                    5.7.1.3 Should either Party offer additional IPs to any Telecommunications Carrier that is not a Party to this Agreement, the other Party may elect to deliver traffic to such IPs for the NXXs or functionalities served by those IPs. To the extent that any such RNK-IP is not located at a Collocation site at a Verizon Tandem Wire Center or Verizon End Office Wire Center, then RNK shall permit Verizon to establish physical Interconnection through collocation or other operationally comparable arrangements acceptable to Verizon at the RNK -IP.

                    5.7.1.4 Each Party is responsible for delivering its Reciprocal Compensation Traffic that is to be terminated by the other Party to the other Party’s relevant IP.

                    5.7.2 Reciprocal Compensation.

The Parties shall compensate each other for the transport and termination of Reciprocal Compensation Traffic delivered to the terminating Party in accordance with Section 251(b)(5) of the Act at the rates stated in Appendix A. These rates are to be applied at the RNK-IP for traffic delivered by Verizon for termination by RNK, and at the Verizon-IP for traffic delivered by RNK for termination by Verizon. Except as expressly specified in this Agreement, no additional charges shall apply for the termination from the IP to the Customer of Reciprocal Compensation Traffic delivered to the Verizon-IP by RNK or the RNK -IP by Verizon. When such Reciprocal Compensation Traffic is delivered over the same trunks as Toll Traffic, any port or transport or other applicable access charges related to the delivery of Toll Traffic from the IP to an end user shall be prorated to be applied only to the Toll Traffic. The designation of traffic as Reciprocal Compensation Traffic for purposes of Reciprocal Compensation shall be based on the actual originating and terminating points of the complete end-to-end communication.

                    5.7.3 Traffic Not Subject to Reciprocal Compensation.

                         5.7.3.1 Reciprocal Compensation shall not apply to interstate or intrastate Exchange Access, Information Access, or exchange services for Exchange Access or Information Access.

                         5.7.3.2 Reciprocal Compensation shall not apply to Internet Traffic.

                              5.7.3.2.1 Subject to Section 27 of this Agreement, the determination of whether traffic is Reciprocal Compensation Traffic or Internet Traffic shall be performed in accordance with Paragraphs 8 and 79, and other applicable provisions, of the FCC Internet Order (including, but not limited to, in accordance with the rebuttable presumption established by the FCC Internet Order that traffic delivered to a carrier that exceeds a 3:1 ratio of terminating to originating traffic is Internet Traffic, and in accordance with the process established by the FCC Internet Order for rebutting such presumption before the Commission).

                         5.7.3.3 Reciprocal Compensation shall not apply to Toll Traffic, including, but not limited to, calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis.

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                         5.7.3.4 Reciprocal Compensation shall not apply to Optional Extended Local Calling Area Traffic.

                         5.7.3.5 Reciprocal Compensation shall not apply to special access, private line, or any other traffic that is not switched by the terminating Party.

                         5.7.3.6 Reciprocal Compensation shall not apply to Tandem Transit Traffic.

                         5.7.3.7 Reciprocal Compensation shall not apply to Voice Information Service

Traffic.

          5.7.4 The Reciprocal Compensation charges (including, but not limited to, the Reciprocal Compensation per minute of use charges) billed by RNK to Verizon shall not exceed the Reciprocal Compensation charges (including, but not limited to, Reciprocal Compensation per minute of use charges) billed by Verizon to RNK.

          5.8 Other Types of Traffic

                    5.8.1 Notwithstanding any other provision of this Agreement or any Tariff: (a) the Parties’ rights and obligations with respect to any intercarrier compensation that may be due in connection with their exchange of Internet Traffic shall be governed by the terms of the FCC Internet Order and other applicable FCC orders and FCC Regulations; and, (b) a Party shall not be obligated to pay any intercarrier compensation for Internet Traffic that is in excess of the intercarrier compensation for Internet Traffic that such Party is required to pay under the FCC Internet Order and other applicable FCC orders and FCC Regulations.

                    5.8.2 Subject to Section 5.8.1 above, interstate and intrastate Exchange Access, Information Access, exchange services for Exchange Access or Information Access, and Toll Traffic, shall be governed by the applicable provisions of this Agreement and applicable Tariffs.

                    5.8.3 For any traffic originating with a third party carrier and delivered by RNK to Verizon, RNK shall pay Verizon the same amount that such third party carrier would have been obligated to pay Verizon for termination of that traffic at the location the traffic is delivered to Verizon by RNK

                    5.8.4 Any traffic not specifically addressed in this Agreement shall be treated as required by the applicable Tariff of the Party transporting and/or terminating the traffic.

                    5.8.5 Interconnection Points.

                         5.8.5.1 The IP of a Party (“Receiving Party”) for Measured Internet Traffic delivered to the Receiving Party by the other Party shall be the same as the IP of the Receiving Party for Reciprocal Compensation Traffic under Section 5.7.1 above.

                         5.8.5.2 Except as otherwise set forth in the applicable Tariff of a Party (“Receiving Party”) that receives Toll Traffic from the other Party, the IP of the Receiving Party for Toll Traffic delivered to the Receiving Party by the other Party shall be the same as the IP of the Receiving Party for Reciprocal Compensation Traffic under Section 5.7.I above.

                         5.8.5.3 The IP for traffic exchanged between the Parties that is not Reciprocal Compensation Traffic, Measured Internet Traffic or Toll Traffic, shall be as specified in the applicable provisions of this Agreement or the applicable Tariff of the receiving Party, or in the absence of applicable provisions in this Agreement or a Tariff of the receiving Party, as mutually agreed by the Parties.

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Appendix A - Rate Schedule

INTERCONNECTION

	Verizon Service	Non-recurring	Recurring

1.	Negotiated Rate for Reciprocal Compensation Traffic delivered to a Verizon-IP or to a RNK IP	S0.008/minute of use (mou)

          Appendix B - Amendment Glossary

          1. General Rule

1.1 The provisions of Sections 1.2 through 1.4 and Section 2 apply with regard to this Amendment only.

1.2 Unless the context clearly indicates otherwise, when a term listed in this Amendment Glossary is used in the Amendment (including its Attachment and Appendices), the term shall have the meaning stated in this Amendment Glossary. A defined term intended to convey the meaning stated in this Amendment Glossary is capitalized when used. Other terms that are capitalized, and not defined in this Amendment Glossary shall have the meaning stated in the Act. Additional definitions that are specific to the matters covered in the Terms may appear in that provision. To the extent that there may be any conflict between a definition set forth in this Amendment Glossary and any definition in the Terms, the definition set forth in this Amendment Glossary shall control with respect to interpretation of this Amendment.

1.3 Unless the context clearly indicates otherwise, any term defined in this Amendment Glossary which is defined or used in the singular shall include the plural, and any term defined in this Amendment Glossary which is defined or used in the plural shall include the singular.

1.4 The words “shall” and “will” are used interchangeably throughout the Amendment and the use of either indicates a mandatory requirement. The use of one or the other shall not confer a different degree of right or obligation for either Party.

2. Definitions

Act. The Communications Act of 1934 (47 U.S.C.§ 151 et. seq), as from time to time amended (including, but not limited to, by the Telecommunications Act of 1996), and interpreted in the duly authorized rules and regulations of the FCC or the Commission.

Customer. A third party residence or business end-user subscriber to Telephone Exchange Services provided by either of the Parties, provided, however,that the term “Customer” does not include a Party.

Extended Local Calling Scope Arrangement. An arrangement that provides a Customer a local calling scope (Extended Area Service, “EAS”), outside of the Customer’s basic exchange serving area. Extended Local Calling Scope Arrangements may be either optional or non-optional. “Optional Extended Local Calling Scope Arrangement Traffic” is traffic that under an optional Extended Local Calling Scope Arrangement chosen by the Customer terminates outside of the Customer’s basic exchange serving area.

FCC. The Federal Communications Commission.

FCC Regulations. The unstayed, effective regulations promulgated by the FCC, as amended from time to time.

FCC Internet Order. Order on Remand and Report and Order, In the Matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, Intercarrier Compensation for ISP Bound Traffic, FCC 01-131, CC Docket Nos. 96-98 and 99-68, (adopted April 18, 2001). Internet Traffic. Any traffic that is transmitted to or returned from the Internet at any point during the duration of the transmission.

Merger Order. The FCC’s Order “In re Application of GTE Corporation, Transferor, and Bell Atlantic Corporation, Transferee, For Consent to Transfer of Control of Domestic and International Section 214 and 310 Authorizations and Application to Transfer of a Submarine Cable Landing License”, Memorandum Opinion and Order, FCC CC Docket No. 98-184, FCC 00-221 (June 16, 2000), as modified from time to time.

Measured Internet Traffic. Dial-up, switched Internet Traffic originated by a Customer of one Party on that Party’s network at a point in a Verizon local calling area, and delivered to a Customer or an Internet Service Provider served by the other Party, on that other Party’s network at a point in the same Verizon local calling area. Verizon local calling areas shall be as defined by Verizon. For the purposes of this definition, a Verizon local calling area includes a Verizon non-optional Extended Local Calling Scope Arrangement, but does not include a Verizon optional Extended Local Calling Scope Arrangement. Calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis, are not considered Measured Internet Traffic.

Reciprocal Compensation. The arrangement for recovering, in accordance with Section 251(bX5) of the Act, the FCC Internet Order, and other applicable FCC orders and FCC Regulations, costs incurred for the transport and termination of Reciprocal Compensation Traffic originating on one Party’s network and terminating on the other Party’s network (as set forth in Attachment 1 to this Amendment.

Reciprocal Compensation Traffic. Telecommunications traffic originated by a Customer of one Party on that Party’s network and terminated to a Customer of the other Party on that other Party’s network, except for Telecommunications traffic that is interstate or intrastate Exchange Access, Information Access, or exchange services for Exchange Access or Information Access. The determination of whether Telecommunication traffic is Exchange Access or Information Access shall be based upon Verizon’s local calling areas as defined by Verizon. Reciprocal Compensation Traffic does not include: (1) any Internet Traffic; (2) traffic that does not originate and terminate within the same Verizon local calling area as defined by Verizon; (3) Toll Traffic, including, but not limited to, calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis; (4) Optional Extended Local Calling Scope Arrangement Traffic; (5) special access, private line, Frame Relay, ATM, or any other traffic that is not switched by the terminating Party; (6) Tandem Transit Traffic; or, (7) Voice Information Service Traffic. For the purpose of this definition, a Verizon local calling area includes a Verizon non-optional Extended Local Calling Scope Arrangement, but does not include a Verizon optional Extended Local Calling Scope Arrangement.

Switched Exchange Access Service. The offering of transmission and switching services for the purpose of the origination or termination of Toll Traffic. Switched Exchange Access Services include but may not be limited to: Feature Group A, Feature Group B, Feature Group D, 700 access, 800 access, 888 access and 900 access.

Tariff.

a) Any applicable Federal or state tariff of a Party, as amended from time-to-time; or

b) Any standard agreement or other document, as amended from time-to-time, that sets forth the generally available terms, conditions and prices under which a Party offers a Service. A Tariff shall not include Verizon’s “Statement of Generally Available Terms and Conditions for Interconnection, Unbundled Network Elements, Ancillary Services and Resale of Telecommunications Services” which may have been approved or may be pending approval by the Commission pursuant to Section 252(f) of the Communications Act of 1934, 47 U.S.C. § 252(f)

Toll Traffic. Traffic that is originated by a Customer of one Party on that Party’s network and terminates to a Customer of the other Party on that other Party’s network and is not Reciprocal Compensation Traffic, Measured Internet Traffic, or Ancillary Traffic. Toll Traffic may be either “IntraLATA Toll Traffic” or “InterLATA Toll Traffic”, depending on whether the originating and terminating points are within the same LATA.

Traffic Factor 1. For traffic exchange via Interconnection Trunks, a percentage calculated by dividing the number of minutes of interstate traffic (excluding Measured Internet Traffic) by the total number of minutes of interstate and intrastate traffic. ([Interstate Traffic Total Minutes of Use {excluding Measured Internet Traffic Total Minutes of Use) + {Interstate Traffic Total Minutes of Use + Intrastate Traffic Total Minutes of Use)] x 100). Until the form of a Party’s bills is updated to use the term “Traffic Factor 1,” the term “Traffic Factor 1” may be referred to on the Party’s bills and in billing related communications as “Percent Interstate Usage” or “PIU.”

Traffic Factor 2. For traffic exchange via Interconnection Trunks, a percentage calculated by dividing the combined total number of minutes of Reciprocal Compensation Traffic and Measured Internet Traffic by the total number of minutes of intrastate traffic. ([{Reciprocal Compensation Traffic Total Minutes of Use + Measured Internet Traffic Total Minutes of Use) + Intrastate Traffic Total Minutes of Use] x 100). Until the form of a Party’s bills is updated to use the term “Traffic Factor 2,” the term “Traffic Factor 2” may be referred to on the Party’s bills and in billing related communications as “Percent Local Usage” or “PLU.”

Voice Information Services Traffic. IntraLATA switched voice Traffic, which originates on a Telephone Exchange Service line and which is addressed to an information service provided over a Party’s information services platform (e.g., NXX 976).